UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Act of 1934

Date of Report (Date of earliest event reported): August 29, 2008

INFINITY PROPERTY AND CASUALTY CORPORATION

(Exact name of Registrant as specified in its Charter)

Ohio	000-50167	03-0483872
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No. )

3700 Colonnade Parkway, Birmingham, Alabama 35243

(Address of Principal Executive Offices) (Zip Code)

(205) 870-4000

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act 17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On August 31, 2008, Infinity Property and Casualty Corporation (the “Company”) entered into an amended and restated credit agreement (the “Credit Agreement”) with Regions Bank, as lender. The Credit Agreement provides the Company with an unsecured revolving credit facility having a maximum facility amount of $50,000,000. The term of the Credit Agreement is three years, and advances will bear interest at a rate equal to the one-month LIBOR rate plus sixty basis points. The Company will pay a per annum fee equal to twelve and one-half basis points times the maximum facility amount. Advances may be used for working capital and financing acquisitions.

The Credit Agreement contains customary representations and warranties, conditions, and negative and affirmative covenants, including but not limited to, maintaining certain financial ratios. The Credit Agreement also contains customary events of default, including but not limited to, failing to pay principal, interest or fees, violating covenants or (when applicable) failing to cure such violation within the allotted cure period, making inaccurate representations or warranties, cross defaulting on certain other indebtedness, and voluntarily or involuntarily entering into bankruptcy or insolvency.

The Credit Agreement replaces the Company’s $50,000,000 credit facility that expired on August 31, 2008. The foregoing summary is not intended to be comprehensive and is qualified in its entirety by the full text of the Credit Agreement, a copy of which is attached hereto as Exhibit 10 and incorporated by reference as if fully set forth herein.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10	Amended and Restated Credit Agreement, dated as of August 31, 2008, by and between Infinity Property and Casualty Corporation and Regions Bank, as Lender.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFINITY PROPERTY AND CASUALTY CORPORATION

	By:	/s/ Samuel J. Simon
	Name:	Samuel J. Simon
	Title:	Executive Vice President, General Counsel and Secretary

Date: September 4, 2008